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      EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
_________________________________________________________________________________________
                                                             Twelve Months Ended
                                                                 December 31
(in thousands, except per share data)                1995           1994           1993
_________________________________________________________________________________________

Primary:
_______
Actual shares outstanding                            7,897          7,656          6,607
Average shares outstanding                           7,804          6,902          6,571
Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price                       381            396            330
                                                  _________      _________      _________
            Total Shares Outstanding                 8,185          7,298          6,901
                                                  =========      =========      =========
Net Income                                       $  18,025      $  12,530       $  8,131
                                               ==========================================
Per Share Amount                                 $    2.20      $    1.72       $   1.18
                                               ==========================================

Fully Diluted:
_____________
Actual shares outstanding                            7,897          7,656          6,607
Average shares outstanding                           7,804          6,902          6,572
Net effect of dilutive stock options based
 on the treasury stock method using the
 average market price or quarter end price,
 whichever is greater                                  399            396            364
                                                  _________      _________      _________
            Total Shares Outstanding                 8,203          7,298          6,936
                                                  =========      =========      =========
Net Income                                       $  18,025      $  12,530       $  8,131
                                               ==========================================
Per Share Amount                                 $    2.20      $    1.72       $   1.17
                                               ==========================================

Note: Amounts for 1994 and 1993 have been restated for the 5% stock dividend paid during 1995.

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